Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries, Inc. Declares $0.30 in Cash Dividends

GOSHEN, Ind.—Nov. 19, 2015—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys, and specialty vehicles, today announced that its Board of Directors has declared a special cash dividend of twenty seven cents ($0.27) per share on its Class A and Class B common stock, in addition to its regular quarterly dividend of three cents ($0.03) per share on its Class A and Class B common stock. These dividends are payable on January 4, 2016, to holders of record at the close of business on December 11, 2015.

Future cash dividend payments are subject to business conditions, the Company’s financial position, and requirements for working capital, property, plant, and equipment expenditures and other corporate purposes.

“The special cash dividend allows us to return a portion of the value created during 2015 to our shareholders,” stated Mark D. Weber, President and Chief Executive Officer, “Our strong balance sheet and cash flow have Supreme well positioned to pursue continued growth through organic initiatives and accretive acquisition opportunities as we look toward 2016.”

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys, and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this release, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, restrictions on financing imposed by the Company’s lender(s), limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, the Company can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Investor Relations

574-228-4130

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527